As filed with the Securities and Exchange Commission on ____________, 2011

Registration No. -________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLAMERET, INC.

(Exact name of registrant as specified in its charter)

Wyoming	27-0755877
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3280 Sunrise Highway, Suite 51

Wantagh, NY 11793

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

Flameret, Inc. Employee Stock Purchase Plan

(Full title of the Plans)

Wyoming Corporate Services, Inc.

2710 Thomas Avenue, Cheyenne, Wyoming 820012

(307) 632-3333

(Name, Address and Telephone number, including Area Code, of Agent for Service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price per	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)	Share	Offering Price(2)	Registration Fee
Employee Stock Purchase Plan
Common Stock	50,000,000 shares	$0.01	$500,000	$58.05

(1)

Represents an additional 50,000,000 shares to be offered and sold under the Flameret, Inc. Employee Stock Purchase Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Registrant's Common Stock which become issuable under the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant's Common Stock on January 13, 2011 as reported by the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item  2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement covers an additional 50,000,000 shares of Common Stock that have been authorized for issuance under the Flameret, Inc. Employee Stock Purchase Plan.

Item  3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission ("SEC"):

(a)

Flameret, Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2010;

(b)

Flameret, Inc. Quarterly Reports on Form 10-Q for the quarters ending November 30, 2010;

(c)

Flameret, Inc. Current Report on Form 8-K, filed with the Commission, on January 24, 2011.

(d)

The description of our common stock contained in our registration statement on Form S1-A filed with the SEC on November 17, 2009 including any amendment or report filed for the purpose of updating that description.

In addition, all documents filed by Flameret, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

Item  4. Description of Securities

Not Applicable.

Item  5. Interests of Named Experts and Counsel

Not Applicable.

Item  6. Indemnification of Directors and Officers

The Wyoming Business Corporation Act provides as follows:

17-16-831. Standards of liability for directors.

(a)

A director shall not be liable to the corporation or its shareholders for any decision to take or not to take action, or any failure to take any action including abstaining from voting after full disclosure, as a director, unless the party asserting liability in a proceeding establishes that:

(i)

No defense interposed by the director based on the following precludes liability:

(A)

Any provision in the articles of incorporation authorized by W.S. 17-16-202(b)(iv); or

(B)

The protection afforded by W.S. 17-16-861 for action taken in compliance with W.S. 17-16-862 or 17-16-863; or

(C)

The protection afforded by W.S. 17-16-870; and

(ii)

The challenged conduct consisted or was the result of:

(A)

Action not in good faith; or

(B)

A decision:

(I)

Which the director did not reasonably believe to be in or at least not opposed to the best interests of the corporation; or

(II)

As to which the director was not informed to an extent the director reasonably believed appropriate in the circumstances; or

(C)

Lack of objectivity due to the director's familial, financial or business relationship with, or a lack of independence due to the director's domination or control by, another person having a material interest in the challenged conduct:

(I)

Which relationship or which domination or control could reasonably be expected to have affected the director's judgment respecting the challenged conduct in a manner adverse to the corporation; and

(II)

After a reasonable expectation to such effect has been established, the director shall not have established that the challenged conduct was reasonably believed by the director to be in or at least not opposed to the best interests of the corporation; or

(D)

A sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the corporation, or a failure to devote timely attention, by making or causing to be made appropriate inquiry, when particular facts and circumstances of significant concern materialize that would alert a reasonably attentive director to the need therefore; or

(E)

Receipt of a financial benefit to which the director was not entitled or any other breach of the director's duties to deal fairly with the corporation and its shareholders that is actionable under applicable law.

(b)

The party seeking to hold the director liable:

(i)

For money damages, shall also have the burden of establishing that:

(A)

Harm to the corporation or its shareholders has been suffered; and

(B)

The harm suffered was proximately caused by the director's challenged conduct.

(ii)

For other money payment under a legal remedy, such as compensation for the unauthorized use of corporate assets, shall also have whatever burden of proof may be called for to establish that the payment sought is appropriate in the circumstances; or

(iii)

For other money payment under an equitable remedy, such as profit recovery by or disgorgement to the corporation, shall also have whatever burden of proof may be called for to establish that the equitable remedy sought is appropriate in the circumstances.

(c)

Nothing contained in this section shall:

(i) In any instance where fairness is at issue, such as consideration of the fairness of a transaction to the corporation under W.S. 17-16-861(b)(iii), alter the burden of proving the fact or lack of fairness otherwise applicable;

(ii) Alter the fact or lack of liability of a director under another section of this act, such as the provisions governing the consequences of an unlawful distribution under W.S. 17-16-833 or a transactional interest under W.S. 17-16-861; or

(iii) Affect any rights to which the corporation or a shareholder may be entitled under another statute of this state or the United States.

The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item  7. Exemption from Registration Claimed

Not Applicable.

Item  8. Exhibits

See Index to Exhibits

Item 9. Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

i.

to include any prospectus required by Section 10(a)(3) of the Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in is Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 17, 2011.

FLAMERET, INC.

(Registrant)

By: /s/ Christopher Glover

Christopher Glover

President, Chairman  and Chief Executive Officer

By: /s/ Susan Allwork

Susan Allwork

Secretary

Each person whose signature appears below constitutes and appoints Christopher Glover, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ CHRISTOPHER GLOVER	President and Chief Executive Officer and Director	January 24, 2011
Christopher Glover	(Principal Executive Officer)

/s/ SUSAN ALLWORK	Secretary	January 24, 2011
Susan Allwork

EXHIBIT INDEX
Exhibit	Description
Number
4.1	Flameret, Inc. Employee Stock Purchase Plan (1)
5.1	Opinion as to the legality of securities being registered.
23.1	Consent of M&K CPAS, PLLC Independent Registered Public Accounting Firm
23.2	Consent of Don A. Paradiso, P.A. (included in Exhibit 5.1)
24	Power of Attorney (included in the signature page hereto).

(1) Incorporated by reference to Exhibit A of the Registrant’s Form S1-A filed with the Commission on November 17, 2009.